The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement to which this preliminary prospectus supplement relates has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule No. 424(b)(5)
Registration Statement No. 333-137347

Subject to Completion, dated February 26, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 2006)

22,000,000 Shares

Common Stock

We are selling 22,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “HK.” On February 25, 2009, the last sale price of our common stock as reported on the New York Stock Exchange was $18.54 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Petrohawk Energy Corporation (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 3,300,000 shares of our common stock from us on the same terms and conditions as set forth above if the underwriters sell more than 22,000,000 shares of our common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about March   , 2009.

Joint Book-Running Managers

Barclays Capital	Credit Suisse

February   , 2009

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which, among other things, describe the specific terms of this offering. The second part, the accompanying prospectus and the documents incorporated by reference therein, give more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

All references in this prospectus supplement to “we,” “our,” “us,” the “Company,” or “Petrohawk” are to Petrohawk Energy Corporation, a Delaware corporation. All references to wells in this prospectus are to gross wells unless otherwise indicated.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. For a more complete understanding of our Company and this offering, we encourage you to read this entire document, including “Risk Factors,” the financial and other information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

PETROHAWK ENERGY CORPORATION

Overview

We are an independent oil and natural gas company engaged in the exploration, development and production of predominately natural gas properties located onshore in the United States. Our properties are primarily located in Louisiana, Texas, Arkansas and Oklahoma. We organize our operations into two principal regions: the Mid-Continent, which includes our Louisiana and Arkansas properties; and the Western, which includes our Texas and Oklahoma properties.

At December 31, 2008, our estimated total proved oil and natural gas reserves, as prepared by our independent reserve engineering firm, Netherland, Sewell & Associates, Inc., were approximately 1,418 billion cubic feet of natural gas equivalent, consisting of 14 million barrels of oil, and 1,335 billion cubic feet of natural gas and natural gas liquids. Approximately 56% of our proved reserves were classified as proved developed. We maintain operational control of approximately 83% of our proved reserves. Production for our fourth quarter averaged 361 million cubic feet of natural gas equivalent per day (Mmcfe/d) and we exited the quarter producing approximately 400 Mmcfe/d. Full year 2008 production averaged 305 Mmcfe/d. Our total operating revenues for 2008 were $1.1 billion.

We seek to maintain a portfolio of long-lived, lower risk properties in resource-style plays, which typically are characterized by lower geological risk and a large inventory of identified drilling opportunities. We focus on properties within our core operating areas which we believe have significant development and exploration opportunities and where we can apply our technical experience and economies of scale to increase production and proved reserves while lowering lease operating costs. In late 2007 and throughout 2008, we sought to aggressively expand our leasehold position in resource-style natural gas plays within our core operating areas, particularly in the Haynesville Shale play in northern Louisiana and East Texas. We believe the steps we have taken will help us grow production and reserves in resource-style, tight-gas areas in North Louisiana, Arkansas and Texas.

Description of Business and Recent Events

For a description of our business, our core properties (including our Haynesville Shale and Fayetteville Shale properties) and recent events affecting our business, please see our annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009.

Corporate Information

Petrohawk is a Delaware corporation originally organized in Nevada in June 1997 and reincorporated in Delaware during 2004. Our principal offices are located at 1000 Louisiana Street, Suite 5600, Houston, Texas 77002, telephone number (832) 204-2700, fax number (832) 204-2800, and our website can be found at www.petrohawk.com. Unless specifically incorporated by reference in this prospectus supplement, information that you may find on our website, or any other website, is not part of this prospectus supplement.

THE OFFERING

Common stock offered	22,000,000 shares(1)

Common stock outstanding after this offering	274,448,307 shares(1)(2)

Use of proceeds	We intend to use the estimated net proceeds from this offering of approximately $ million (after deducting underwriting discounts and commissions and estimated offering expenses) to fund a portion of our capital budget for the year ending December 31, 2009, to fund potential acquisitions, to provide for further infrastructure expansion, and to provide working capital for general corporate purposes. Please see “Use of Proceeds.”

NYSE symbol	HK

(1)	Excludes shares that may be issued to the underwriters pursuant to its option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the total number of shares of common stock offered will be 25,300,000 and the total number of shares of our common stock outstanding after this offering will be based on a total outstanding shares of common stock of 252,448,307 as of February 25, 2009.

(2)	Excludes 2,382,848 shares potentially issuable as of February 25, 2009, under outstanding options to purchase a total of 5,570,001 shares of common stock at a weighted average exercise price of $10.61, calculated as a net issuance using the closing price of our common stock on February 25, 2009 of $18.54 and excludes 473,082 shares potentially issuable as of February 25, 2009, under outstanding warrant agreements covering a total of 575,521 shares of common stock at a weighted average exercise price of $3.30, calculated as a net issuance using the closing price of our common stock on February 25, 2009 of $18.54. We also have reserved 5,946,260 additional shares as of that date for future equity awards under our existing benefit plans.

RISK FACTORS

In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement (including the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2008), the specific factors set forth under “Risk Factors” for risks involved with an investment in our common stock.

RISK FACTORS

An investment in our common stock is subject to a number of risks. You should carefully consider the following risks, as well as the section titled “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2008, which are incorporated herein by reference, as well as the other documents incorporated herein by reference, in evaluating this investment. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In any such case, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Risks relating to this offering and our common stock

The market price of our common stock has historically experienced volatility.

The market price of our common stock has historically experienced fluctuations, including recent volatility that has resulted in our common stock trading at historically high market prices during 2008 ($54.99 per share for the high) followed by recent significant decreases in the market prices ($8.49 per share for the low). The market price of our common stock is likely to continue to be volatile and subject to price and volume fluctuations in response to commodity price volatility, market and other factors, including the other risk factors discussed elsewhere in this section and in “Cautionary Statement Regarding Forward-Looking Statements.” Volatility or depressed market prices of our common stock could make it difficult for you to resell shares of our common stock when you want or at attractive prices.

We may issue shares of preferred stock with greater rights than our common stock.

Although we have no current plans, arrangements, understandings or agreements to issue any preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid dividends on our common stock to date, and we do not anticipate paying dividends for the foreseeable future. Our earnings, in general, will be used to finance acquisitions and our existing operations to develop our properties. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our board of directors. We are also restricted from paying cash dividends on common stock under our senior revolving credit facility and our long-term debt.

There may be future dilution of our common stock, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock or securities convertible into or exchangeable for our common stock. If we issue additional shares of our common stock or convertible or exchangeable securities, it may adversely affect the market price of our common stock. Our certificate of incorporation authorizes our board of directors to issue up to 300,000,000 shares of our common stock, par value $0.001 per share, and up to 5,000,000 shares of our preferred stock, par value $0.001 per share. As of February 25, 2009, we had outstanding 252,448,307 shares of our common stock and zero shares of our preferred stock.

In addition, to the extent options to purchase common stock under our employee stock option plans are exercised, holders of our common stock will experience dilution. As of February 25, 2009, we had outstanding options to purchase 5,570,001 shares of common stock at a weighted average exercise price of $10.61 per share. We also have 575,521 shares of common stock potentially issuable under outstanding warrant agreements at a weighted average exercise price of $3.30 per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the Securities and Exchange Commission (“SEC”) and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and natural gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	our ability to successfully develop our large inventory of undeveloped acreage primarily held in resource-style areas in Louisiana, Arkansas and Texas, including our higher risk plays such as Haynesville Fayetteville and Eagle Ford Shales;

•	the volatility in commodity prices for oil and natural gas, including continued declines in prices;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

•	the possibility that the U.S. economy is entering into a deflationary period, which would negatively impact the price of commodities, including oil and natural gas;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the possibility that production decline rates in some of our higher risk and newer plays are greater than we expect;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

•	the ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	competition, including competition for acreage in resource-style areas;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our senior management and key technical employees;

•	our ability to obtain goods and services, such as drilling rigs and tubulars, and access to adequate gathering systems and pipeline take-away capacity, to execute our drilling program;

•	our ability to secure firm transportation for natural gas we produce and to sell the natural gas at market prices;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that the current economic recession in the United States will be severe and prolonged, which could adversely affect the demand for oil, natural gas and natural gas liquids and make it difficult, if not impossible, to access financial markets;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus supplement or the prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K for the fiscal year ended December 31, 2008. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $      million after deducting fees and expenses (including underwriting discounts and commissions) and assuming no exercise of the underwriters’ option to purchase additional shares. We intend to use the net proceeds from this offering to fund a portion of our capital budget for the year ending December 31, 2009, to fund potential acquisitions, to provide further infrastructure expansion and to provide working capital for general corporate purposes.

If the underwriters exercise in full their option to purchase additional shares, we intend to use the estimated net proceeds of approximately $           from the sale of the additional shares to fund a portion of our 2009 capital budget, potential acquisitions, further infrastructure, and for general corporate purposes.

An affiliate of one of the underwriters is a lender under our senior revolving credit facility and, accordingly, may receive a portion of the proceeds of this offering. Please see “Underwriting — Relationships.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2008:

•	on an actual basis;

•	on a pro forma basis to give effect to the sale on January 27, 2009 of $600 million 10 1/2% senior notes due 2014 and the application of the net proceeds;

•	on a pro forma as adjusted basis to give effect to the sale of 22,000,000 shares of our common stock in this offering, assuming no exercise of the underwriter’s option to purchase additional shares, and application of the estimated net proceeds as described in “Use of Proceeds.”

You should read the information below in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	As of December 31, 2008
				Pro forma
	Actual	Pro forma		As Adjusted
	(In thousands)

Cash(1)	$6,883	$92,257		$

Long-term debt
Senior revolving credit facility(2)	$450,000	$—		$
9 7/8% senior notes due 2011	254	254
9 1/8% $775 million senior notes due 2013	763,773	763,773
7 1/8% $275 million senior notes due 2012	264,080	264,080
7 7/8% $800 million senior notes due 2015	800,000	800,000
10 1/2% $600 million senior notes due 2014	—	547,674	(3)
Deferred premiums on derivatives	5,767	5,767

Total long-term debt	2,283,874	2,381,548

Stockholders’ equity
Common stock	252	252
Additional paid-in capital	3,655,500	3,655,500
Retained earnings	(250,842)	(250,842)

Total stockholders’ equity	3,404,910	3,404,910

Total capitalization	$5,688,784	$5,786,458		$

(1)	Excludes marketable securities of $123.0 million.
(2)	We had $60.0 million outstanding and $890 million available under our senior revolving credit facility as of February 25, 2009.
(3)	The $600 million of senior notes are recorded at their discounted amount, with the discount to be accrued over the life of the senior notes.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

The following table sets forth the high and low intra-day sales prices per share of our common stock as reported on the Nasdaq Global Select Market through March 12, 2007, and on the New York Stock Exchange from March 13, 2007 through February 25, 2009.

	Sales Price
Quarter Ended	High	Low

March 31, 2009 (through February 25, 2009)	$22.87	$15.60

December 31, 2008	21.66	8.49
September 30, 2008	54.99	17.55
June 30, 2008	48.82	19.55
March 31, 2008	20.49	14.00

December 31, 2007	19.11	15.55
September 30, 2007	17.07	13.64
June 30, 2007	17.50	12.87
March 31, 2007	13.46	10.23

December 31, 2006	13.08	9.90
September 30, 2006	13.00	9.76
June 30, 2006	14.64	10.01
March 31, 2006	16.25	11.75

On February 25, 2009, the closing sale price of our common stock, as reported by the NYSE, was $18.54 per share. On February 25, 2009, there were approximately 542 record holders of our common stock.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We intend to retain earnings for use in the operation and expansion of our business and therefore do not anticipate declaring cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on common stock will be at the discretion of the board of directors and will be dependent upon then existing conditions, including our prospects, and such other factors, as the board of directors deems relevant. We are also restricted from paying cash dividends on common stock under our senior revolving credit facility and our other long-term debt.

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the length of their continuous service as an executive officer:

Name	Executive Officer	Age	Position

Floyd C. Wilson	May 2004	62	Chairman of the Board, President and Chief Executive Officer
Mark J. Mize	July 2005	37	Executive Vice President — Chief Financial Officer and Treasurer
Larry L. Helm	July 2004	61	Executive Vice President — Finance and Administration
Stephen W. Herod	May 2004	49	Executive Vice President — Corporate Development and Assistant Secretary
Richard K. Stoneburner	May 2004	55	Executive Vice President — Chief Operating Officer
David S. Elkouri	August 2007	55	Executive Vice President — General Counsel and Secretary
H. Weldon Holcombe	March 2007	56	Executive Vice President — Mid-Continent Region

Our executive officers are appointed to serve until the annual meeting of the board of directors and until their successors have been elected and qualified.

Floyd C. Wilson has served as Chairman of the Board, President and Chief Executive Officer since May 25, 2004. Prior to joining us, Mr. Wilson was President of PHAWK, LLC from its formation in June 2003 until May 2004. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Prior to his involvement with 3TEC, Mr. Wilson founded Hugoton Energy Corporation in 1987, and served as its Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation.

Mark J. Mize has served as Executive Vice President, Chief Financial Officer and Treasurer since August 1, 2007. He served as Vice President, Chief Accounting Officer and Controller from July 2005 until August 1, 2007. Mr. Mize joined us on November 29, 2004 as Controller. Prior to joining us, he was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. He is a Certified Public Accountant.

Larry L. Helm has served as Executive Vice President — Finance and Administration since August 1, 2007. Mr. Helm served as Vice President — Chief Administrative Officer from July 15, 2004 until August 1, 2005, and as Executive Vice President — Chief Administrative Officer from August 1, 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on our board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation, a national banking association, from December 1989 until his retirement in January 2004. Most recently Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

Stephen W. Herod has served as Executive Vice President — Corporate Development since August 1, 2005. Mr. Herod served as Vice President — Corporate Development from May 25, 2004 until August 1,

2005. Additionally, Mr. Herod is our Assistant Secretary. Prior to joining us, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President — Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod served as a director of 3TEC from July 1997 until January 2002. Mr. Herod served as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President — Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC’s predecessor in June 1997. He joined Shore’s predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

Richard K. Stoneburner has served as Executive Vice President — Chief Operating Officer since September 13, 2007. Mr. Stoneburner previously has served as Executive Vice President — Exploration from August 1, 2005, until September 13, 2007. Mr. Stoneburner served as Vice President — Exploration from May 25, 2004 until August 1, 2005. Prior to joining us, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He joined 3TEC in August 1999 and was its Vice President — Exploration from December 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Stoneburner was employed by W/ E Energy Company as District Geologist from 1998 to 1999. Prior to joining 3TEC, Mr. Stoneburner worked as a geologist for Texas Oil & Gas, The Reach Group, Weber Energy Corporation, Hugoton and, independently through his own company, Stoneburner Exploration, Inc. Mr. Stoneburner has over 25 years of experience in the energy business.

David S. Elkouri has served as Executive Vice President — General Counsel and Secretary of Petrohawk since August 1, 2007. Mr. Elkouri co-founded Hinkle Elkouri Law Firm L.L.C. in 1987 where he served as head of that firm’s corporate securities and mergers and acquisitions practice. He has been Petrohawk’s principal outside counsel since 2004, until being named as Executive Vice President and General Counsel in August of 2007. Prior to that time he served as primary outside counsel for 3TEC Energy Corporation from 1998-2003 and Hugoton Energy Corporation from 1993-1998.

H. Weldon Holcombe has served as Executive Vice President — Mid-Continent Region since October 1, 2007. Mr. Holcombe joined us on July 12, 2006 in conjunction with our merger with KCS Energy, Inc. (“KCS”). With the merger of KCS and Petrohawk, Mr. Holcombe became responsible for all of the merged company’s operations in the Mid-Continent Region including our interests in the Elm Grove and Terryville fields where he continues to oversee the growth and development of these key assets among others throughout the Mid-Continent region. Prior to the merger of KCS and Petrohawk, Mr. Holcombe served as Senior Vice President of KCS responsible for operations and engineering. Prior to joining KCS in 1996 he spent many years with Exxon Company in project and management positions associated with sour gas treatment, drilling, completions and reservoir management.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect all of the directors who are up for election at a meeting of stockholders.

Dividends, Distributions and Stock Splits

Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation

In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully Paid

All shares of common stock outstanding are fully paid and nonassessable.

Other Rights

Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	certain United States expatriates;

•	stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	stockholders who hold our common stock as a result of a constructive sale;

•	stockholders who acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	stockholders that are partnerships or entities treated as partnerships for United States federal income tax purposes or other pass-through entities or owners thereof;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

We do not presently expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under “Gain on Disposition of Common Stock” below. Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN (or applicable substitute or successor form) properly certifying eligibility for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable substitute or successor form) properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person as defined under the Code. In addition, a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a disposition of our common stock.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The common stock may be purchased and held by an employee benefit plan or an individual retirement account or other plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Code and other similar laws. A fiduciary of an employee benefit plan subject to ERISA, Section 4975 of the Code and/or such other laws must determine that the purchase and holding of the common stock is consistent with its fiduciary duties. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of the common stock who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the common stock that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

UNDERWRITING

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC are acting as underwriters for this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC as the underwriters in this offering, have agreed to purchase from us the respective number of shares of common stock shown opposite their names below:

Number of
Underwriters	Shares
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC

Total	$

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

Per share	$
Total	$

The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the underwriters may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $300,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 3,300,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 22,000,000 shares in connection with this offering. The exercise of this option is subject to certain closing conditions.

Lock-Up Agreements

We and our directors and executive officers have agreed that, subject to certain exceptions and except with respect to certain permitted transfers, that, without the prior written consent of the underwriters, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the

Securities and Exchange Commission and shares of common stock that may be issued upon the exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement; provided that the underwriters have agreed to allow (i) the Chairman of our board of directors, President and Chief Executive Officer to sell up to 250,000 shares of our common stock, the Vice Chairman of our board of directors to sell up to 300,000 shares of our common stock and one other board member to sell up to 25,000 shares of our common stock during the 90-day period referenced above, and (ii) eight members of our management to each sell up to 12,500 shares of our common stock during the 90-day period referenced above.

Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, the underwriters will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriters may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or either of the underwriters in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Barclays Capital Inc. and Credit Suisse Securities (USA) LLC and their respective affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions. An affiliate of Barclays Capital Inc. is a lender under our senior revolving credit facility.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this prospectus supplement) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each underwriter represents and warrants that it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) in that Relevant Member State other than the offers contemplated in the prospectus supplement once the prospectus supplement has been approved by the competent authority in that Relevant Member State and published in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of those shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the common stock. The shares of common stock are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

The common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the common stock may not be resold to Korean residents unless the purchaser of the common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the common stock.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of the issuance of the common stock covered by this prospectus supplement will be passed upon for us by Thompson & Knight LLP, counsel for the Company. Vinson & Elkins LLP has represented the underwriter in connection with this offering.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus supplement have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the NYSE under the symbol “HK,” and reports, proxy statements and other information also can be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

Our internet address is http://www.petrohawk.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

We have filed a registration statement with the SEC to register the securities offered by this prospectus supplement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement or the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the termination of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009 (Commission File No. 001-33334);

•	our Current Reports on Form 8-K filed on January 22, 2009, January 28, 2009, and February 26, 2009 (Commission File No. 001-33334);

•	the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 28, 2008 (Commission File No. 001-33334).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus supplement, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates). Requests for such copies should be directed to:

Petrohawk Energy Corporation
Attn: Investor Relations
1000 Louisiana, Suite 5600
Houston, Texas 77002
Phone (832) 204-2700
investors@petrohawk.com

PROSPECTUS
Common Stock
Preferred Stock
Warrants

Petrohawk Energy Corporation may offer, from time to time:

•	common stock

•	preferred stock

•	warrants, or

•	a combination thereof.

In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “HAWK”. None of the other securities offered by this prospectus are currently publicly traded.

We may sell the securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in the applicable prospectus supplement.

Investing in our securities involves risks. Please read carefully the information under the headings “Risk Factors” beginning on page 4 and “Cautionary Statement Regarding Forward-Looking Statements” on page ii of this prospectus before you invest in our securities. This information may also be included in any supplement and/or may be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus or any accompanying prospectus supplement, before making an investment decision. We do not imply or represent by delivering this prospectus that Petrohawk Energy Corporation, or its business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as of any time after such date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process or continuous registration process. Using this process, we may, from time to time, offer any combination of securities described in this prospectus in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” starting on page 18 of this prospectus.

When used in this prospectus and any prospectus supplement, the terms “Petrohawk,” “we,” “our,” “us” and the “Company” refer to Petrohawk Energy Corporation and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the possibility that problems may arise in successfully integrating the businesses of Petrohawk and KCS Energy, Inc. (“KCS”), due to the merger of KCS with and into Petrohawk;

•	the possibility that the combined company may be unable to achieve cost-cutting synergies;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);

•	the volatility in commodity prices for oil and natural gas and in the supply of and demand for oil and natural gas;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	competition;

•	the ability of the Company’s management to execute its plans to meet its goals;

•	the ability of the Company to retain key members of its senior management and key employees;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Petrohawk is doing business, may be less favorable than expected;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2005 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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The following highlights information about us and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand our business you should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus.

THE COMPANY

We are an independent oil and gas company engaged in the acquisition, development, production and exploration of oil and gas properties located in North America. Our properties are concentrated in the East Texas/North Louisiana, Gulf Coast, Permian Basin, and Anadarko/Arkoma regions. We focus on maintaining a balanced, geographically diverse portfolio of long-lived, lower risk reserves along with shorter lived, higher margin reserves. We believe that this balanced reserve mix provides a diversified cash flow foundation to fund our development and exploration drilling program.

As of December 31, 2005, pro forma for our recent merger with KCS Energy, Inc., hereinafter KCS, described below, our estimated proved reserves were approximately 980 Bcfe, of which 77% were natural gas, 68% were proved developed and 74% were operated. In the first six months of 2006, we produced approximately 24.0 Bcfe.

Corporate Information

Petrohawk is a Delaware corporation originally organized in Nevada in June 1997 as “Beta Oil & Gas, Inc.” and reincorporated in Delaware during 2004. Our principal offices are located at 1100 Louisiana Street, Suite 4400, Houston, Texas 77002, telephone number (832) 204-2700, fax number (832) 204-2800, and our website can be found at www.petrohawk.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.

Recent Developments

We have recently completed several transactions:

Merger with KCS Energy, Inc.

On July 12, 2006, we completed the merger of KCS with and into us. In the merger, we issued approximately 83.8 million shares of our common stock and paid approximately $450.3 million cash as consideration to the former stockholders of KCS. In connection with the merger, we assumed or refinanced all outstanding debt of KCS, including $275.0 million in principal amount of 7 1/8% senior notes due 2012, hereinafter referred to as the 2012 Notes. Pro forma for the Terryville Acquisition (as described below), as of December 31, 2005, KCS’ estimated proved reserves were approximately 463 Bcfe, of which approximately 88% was natural gas and approximately 73% was classified as proved developed.

Terryville Acquisition

On April 19, 2006, KCS completed an acquisition of oil and gas properties located in the Terryville field in North Louisiana for $26.2 million, hereinafter referred to as the Terryville Acquisition. The Terryville Acquisition included approximately 10,300 acres located in Lincoln Parish, Louisiana, and proved reserves internally estimated at approximately 11.2 Bcfe.

Issuance of Senior Notes Due 2013

On July 12, 2006, in connection with the merger with KCS and pursuant to a purchase agreement dated June 23, 2006, among us and certain financial institutions, as initial purchasers, we issued and sold under an indenture an aggregate principal amount of $650.0 million of 9 1/8% senior notes due 2013, hereinafter referred to as the 2013 Notes, in accordance with a private placement conducted pursuant to Rule 144A under the

Securities Act. The initial purchasers purchased the 2013 Notes at a purchase price of 97.617% of the aggregate principal amount of the 2013 Notes. The 2013 Notes are guaranteed by certain of our subsidiaries.

On July 24, 2006, we issued an additional $125.0 million of our 2013 Notes, hereinafter referred to as the additional notes. The additional notes were issued at 101.125% of the face amount for gross proceeds of approximately $140.6 million, before estimated offering expenses and the initial purchasers’ discount. The additional notes were issued as additional debt securities under the indenture pursuant to which we had previously issued $650 million in aggregate principal amount of our 9 1/8% senior notes due 2013. The 2013 Notes and the additional notes constitute a single class of securities under the indenture pursuant to which they were issued.

On September 1, 2006, we filed a registration statement on Form S-4 in connection with the exchange of the 2013 Notes for similar notes registered under the Securities Act.

Tender Offer for Outstanding 9 7/8% Senior Notes due 2011

On July 12, 2006, we accepted for purchase $124.2 million principal amount of our 9 7/8% senior notes due 2011, hereinafter referred to as the 2011 Notes, for aggregate cash consideration of $139.1 million, which we (as successor by way of merger to Mission Resources Corporation on July 28, 2005) issued in April 2004. Following acceptance, we, the parties named therein as subsidiary guarantors, and The Bank of New York Trust Company, NA., as trustee, entered into a supplemental indenture that supplements and amends the indenture that governs the terms of the 2011 Notes, to eliminate substantially all of the restrictive covenants contained in the indenture and the 2011 Notes, eliminate certain events of default, and modify certain other covenants and provisions contained in the indenture and the 2011 Notes. As of September 13, 2006, a total of $254,000 principal amount of 2011 Notes remains outstanding.

Amendment to Revolving Credit Facility

On July 12, 2006, we entered into a Second Amended and Restated Senior Revolving Credit Agreement, hereinafter referred to as the revolving credit facility, which amended and restated our $600.0 million amended and restated senior revolving credit agreement dated July 28, 2005. The revolving credit facility provides for a $1 billion facility with an initial borrowing base of $700.0 million that will be redetermined on a semi-annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness, and other relevant factors. Amounts outstanding under the revolving credit facility bear interest at specified margins over the London Interbank Offered Rate (“LIBOR”) of 1.00% to 1.75% for Eurodollar loans or at specified margins over the Alternate Base Rate (“ABR”) of 0.00% to 0.50% for ABR loans. Such margins will fluctuate based on the utilization of the facility. Borrowings under the revolving credit facility will be secured by first priority liens on substantially all of our assets, including pursuant to the terms of the Second Amended and Restated Guarantee and Collateral Agreement, all of the assets of, and equity interest in, our subsidiaries. Amounts drawn on the revolving credit facility will mature on July 12, 2010.

The revolving credit facility contains customary financial and other covenants, including minimum working capital levels, minimum coverage of interest expenses, and a maximum leverage ratio. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties.

Gulf of Mexico Divestiture

On March 21, 2006, we sold substantially all of our Gulf of Mexico properties for $52.5 million in cash. These properties had estimated proved reserves as of December 31, 2005 of approximately 25 Bcfe, were approximately 70% gas, 59% proved developed and 27% operated. Production at closing was estimated to be approximately 10 MMcfe per day.

The North Louisiana Acquisitions

On January 27, 2006, we completed the acquisition of all of the issued and outstanding common stock of Winwell Resources, Inc., hereinafter referred to as Winwell. The aggregate consideration paid was approximately $208 million in cash after certain closing adjustments. Also on January 27, 2006, we completed an acquisition of assets from Redley Company, hereinafter referred to as Redley. The aggregate consideration paid was approximately $86 million in cash after certain closing adjustments. Through the Winwell and Redley transactions (collectively, hereinafter referred to as the North Louisiana Acquisitions), we acquired oil and gas properties in the Elm Grove and Caspiana fields in North Louisiana. These properties have internally estimated proved reserves as of December 31, 2005 of approximately 106 Bcfe, are approximately 98% gas, 29% proved developed and 80% operated.

Mission Resources Corporation Acquisition

We acquired Mission Resources Corporation, hereinafter referred to as Mission, by merger on July 28, 2005. We issued approximately 19.6 million shares of common stock and paid approximately $139.5 million in cash to the former stockholders of Mission. In addition, all outstanding options to purchase Mission common stock were converted into options to purchase our common stock using an exchange ratio of 0.7641 shares of Petrohawk common stock per share of Mission common stock underlying each option. We also assumed Mission’s long-term debt of approximately $184 million, including the 2011 Notes. At December 31, 2004, Mission’s estimated net proved reserves were approximately 226 Bcfe.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following risks relating to us and our securities should be considered carefully before making an investment decision. The following should be read in conjunction with our risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which are specifically incorporated by reference in this prospectus and which are modified to the extent so modified below, and any risks that may be described in other filings that we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

Risk Factors Relating to Our Business

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our revolving credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce and have an adverse effect on the value of our properties.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) and other producing countries to agree upon and maintain oil prices and production levels;

•	political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. The spot prices for crude oil and natural gas at the close of business on December 31, 2005 were $57.75 per Bbl and $10.075 per MMBtu and on September 13, 2006 were $64.32 per Bbl and $5.42 per MMBtu.

Unless we replace our reserves, our reserves and production will decline, which would adversely affect our financial condition, results of operations and cash flows.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Thus, our future oil and natural gas production and, therefore, our cash flow and income are highly dependent upon our level of success in finding or acquiring additional reserves. However, we cannot assure you that our future acquisition, development and exploration activities will result in any specific amount of additional proved reserves or that we will be able to drill productive wells at acceptable costs.

The successful acquisition of producing properties requires an assessment of a number of factors. These factors include recoverable reserves, future oil and natural gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties that we believe is thorough. However, there is no assurance that such a review will reveal all existing or potential problems or allow us to fully assess the deficiencies and capabilities of such properties. We cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and natural gas properties is particularly intense at this time and many of our competitors have financial and other resources which are substantially greater than those available to us.

Our bank lenders can limit our borrowing capabilities, which may materially impact our operations.

As of June 30, 2006, on a pro forma basis, after giving effect to our issuance of the 2013 Notes and the application of the net proceeds to fund a portion of our payment of cash to KCS stockholders, our repayment of KCS debt and transaction expenses incurred in connection with our merger with KCS, our repurchase of our 2011 Notes and repayment in full of our second lien term facility, our revolving credit facility balance was $325.5 million, and we have $374.5 million of additional available borrowing capacity under our $1 billion revolving credit facility, assuming a borrowing base of $700 million. The borrowing base limitation under our revolving credit facility is semi-annually redetermined. Redeterminations are based upon a number of factors, including commodity prices and reserve levels. The next redetermination date is expected to occur in the fourth quarter of 2006. Upon a redetermination, our borrowing base could be substantially reduced. We intend to finance our development, acquisition and exploration activities with cash flow from operations, bank borrowings and other financing activities. A reduction in our borrowing base could limit our activity in this regard. In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance which is affected by general economic conditions and financial, business and other factors. Many of these factors are beyond our control. Our level of debt affects our operations in several important ways, including the following:

•	a portion of our cash flow from operations is used to pay interest on borrowings;

•	the covenants contained in the agreements governing our debt limit our ability to borrow additional funds, pay dividends, dispose of assets or issue shares of preferred stock and otherwise may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	a leveraged financial position would make us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures; and

•	any debt that we incur under our revolving credit facility will be at variable rates which makes us vulnerable to increases in interest rates.

Our ability to finance our business activities will require us to generate substantial cash flow.

Our business activities require substantial capital. We have budgeted 2006 drilling expenditures of approximately $600 million pro forma for the combined companies for the entire year. We intend to finance our capital expenditures in the future primarily from cash flow from operations. We cannot be sure that our business will continue to generate cash flow at or above current levels. Future cash flows and the availability of financing will be subject to a number of variables, such as:

•	the level of production from existing wells;

•	prices of oil and natural gas;

•	our results in locating and producing new reserves;

•	the success and timing of development of proved undeveloped reserves; and

•	general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

If we are unable to generate sufficient cash flow from operations to service our debt, we may have to obtain additional financing through the issuance of debt and/or equity. We cannot be sure that any additional financing will be available to us on acceptable terms. The level of our debt financing could also materially affect our operations.

If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our revolving credit facility or otherwise, our ability to execute our development and acquisition plans, replace our reserves or maintain production levels could be greatly limited.

Drilling wells is speculative, often involves significant costs and may not result in additions to our production or reserves.

Developing and exploring for oil and natural gas reserves involves a high degree of operating and financial risk. The actual costs of drilling, completing and operating wells often exceed our budget for such costs and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, cost overruns, equipment shortages, mechanical difficulties, and faulty assumptions about geological features. Moreover, the drilling of a productive oil or natural gas well does not ensure a profitable investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, including geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

Estimates of oil and gas reserves are uncertain and any material inaccuracies in these reserve estimates will materially affect the quantities and the value of our reserves.

This prospectus and the information incorporated by reference contain estimates of our proved oil and natural gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

At December 31, 2005, approximately 32% of our estimated pro forma proved reserves were undeveloped. Estimates of undeveloped reserves are less certain than estimates of developed reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of these oil and natural gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, we cannot assure you that the estimated costs or estimated reserves are accurate, that development will occur as scheduled or that the actual results will be as estimated.

We depend substantially on the continued presence of key personnel for critical management decisions and industry contacts.

Our success depends upon the continued contributions of our executive officers and key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage and maintain growth within a highly competitive industry. Competition for qualified personnel can be intense, particularly in the oil and natural gas industry, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to attract and retain these personnel. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our business is highly competitive.

The oil and natural gas industry is highly competitive in many respects, including identification of attractive oil and natural gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, we compete with a number of other companies, including large oil and natural gas companies and other independent operators with greater financial resources, larger numbers of personnel and facilities, and, in some cases, with more expertise. There can be no assurance that we will be able to compete effectively with these entities.

Hedging transactions may limit our potential gains and increase our potential losses.

In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we have entered into oil and natural gas price hedging arrangements with respect to a portion of our expected production. We will most likely enter into additional hedging transactions in the future. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our hedging agreements fail to perform under the contracts.

Our oil and natural gas activities are subject to various risks which are beyond our control.

Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and natural gas. Although we may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, the ability of certain of our wells to produce oil and natural gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond our control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;

•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•	unavailability of materials and equipment;

•	engineering and construction delays;

•	unanticipated transportation costs and delays;

•	unfavorable weather conditions;

•	hazards resulting from unusual or unexpected geological or environmental conditions;

•	environmental regulations and requirements;

•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;

•	changes in laws and regulations, including laws and regulations applicable to oil and natural gas activities or markets for the oil and natural gas produced;

•	fluctuations in supply and demand for oil and natural gas causing variations of the prices we receive for our oil and natural gas production; and

•	the internal and political decisions of OPEC and oil and natural gas producing nations and their impact upon oil and natural gas prices.

As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may he materially adversely affected and may differ materially from those anticipated by us.

Governmental and environmental regulations could adversely affect our business.

Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and natural gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have or expect to have oil and natural gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, natural gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;

•	from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, hurricanes, cratering and explosions.

Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses which may be sustained in connection with all oil and natural gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

There can be no assurance that this insurance coverage will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operations to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Title to the properties in which we have an interest may be impaired by title defects.

We generally obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We may not be able to successfully integrate the businesses of Petrohawk and KCS following the merger with KCS.

The success of the merger with KCS depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. We have grown rapidly through recent acquisitions and will be required to integrate our recent acquisitions with KCS. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger with KCS. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. It we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger with KCS may not be realized fully or at all or may take longer to realize than expected.

We may be required to take non-cash asset writedowns if oil and natural gas prices decline.

We may be required under full cost accounting rules to write down the carrying value of oil and natural gas properties if oil and natural gas prices decline or if there are substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

We utilize the full cost method of accounting for oil and natural gas exploration and development activities. Under full cost accounting, we are required by SEC regulations to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of oil and natural gas properties that is equal to the expected after tax present value (discounted at 10%) of the future net cash flows from proved reserves, including the effect of cash flow hedges, calculated using prevailing oil and natural gas prices on the last day of the period. If the net book value of oil and natural gas properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, SEC regulations require us to impair or “writedown” the book value of our oil and natural gas properties. Depending on the magnitude, a ceiling test writedown could significantly reduce income, or produce a loss. As ceiling test computations involve the prevailing oil and natural gas prices on the last day of the quarter, it is impossible to predict the likelihood, timing and magnitude of any future impairments. The book value of our proved oil and natural gas properties increased in 2005 as a function of higher acquisition, exploration and development costs for the year and the increase in future development costs associated with reserves added during the year. To the extent finding and development costs continue to increase, we will become more susceptible to ceiling test writedowns in lower price environments.

Our results of operations could be adversely affected as a result of non-cash goodwill impairments.

We expect to record, in connection with the merger with KCS, approximately $867 million in goodwill. In addition, we have booked goodwill in connection with other acquisitions we have made. Goodwill represents the excess of the purchase price paid by us for various acquisitions plus liabilities assumed, including deferred taxes recorded in connection with the acquisitions, over the estimated fair market value of the tangible net assets acquired.

Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair value of the business. Such non-cash impairment could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to goodwill and stockholders’ equity.

Risks Relating to Common Stock

We have not paid, and do not anticipate paying, any dividends on our common stock in the foreseeable future.

We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. Our revolving credit facility restricts our ability to pay cash dividends on our capital stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare cash dividends on our preferred stock and common stock.

The trading price of our common stock may be volatile.

The trading price of our shares of common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein as well as our operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events. In recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our common stock.

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

The existence of some provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our certificate of incorporation and bylaws that could delay or prevent an unsolicited change in control of our company include a staggered board of directors, board authority to issue preferred stock, and advance notice provisions for director nominations or business to be considered at a stockholder meeting. In addition, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

USE OF PROCEEDS

Except as otherwise described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

•	refinance, in whole or in part, existing indebtedness;

•	finance, in whole or in part, the cost of acquisitions;

•	finance capital expenditures and capacity expansion; and/or

•	general corporate purposes and working capital.

Until we apply the proceeds from a sale of securities to their intended purposes, we may invest these proceeds in short-term investments.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

We will not receive proceeds from sale of our common stock by selling stockholders except as may otherwise be stated in an applicable prospectus supplement.

DESCRIPTION OF PETROHAWK CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. This description, however, is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation, if any) and bylaws. Copies of our certificate of incorporation (including our certificates of designation, if any) and bylaws have been filed with the SEC and are incorporated by reference into this prospectus. Please read “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law which may affect your rights as a stockholder.

Authorized Capital Stock

Our authorized capital stock consists of 300 million shares of common stock, par value of $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share, 1.5 million shares of which had been designated 8% cumulative convertible preferred stock. Effective July 10, 2006, we redeemed all of our outstanding 8% cumulative convertible preferred stock. Currently, no shares of 8% cumulative convertible preferred stock are outstanding, and as a result of the redemption, the shares of 8% cumulative convertible preferred stock were deemed to be retired, and currently have the status of authorized and unissued shares of preferred stock, undesignated as to series, and are subject to later designation and issuance by us in accordance with our certificate of incorporation. As a result, as of the date of this prospectus, the authorized shares of our preferred stock, par value $0.001 per share, are undesignated as to series. We do not have any current plans to designate and issue shares of 8% cumulative convertible preferred stock in the future.

Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

We may, from time to time, issue an indeterminate amount of shares of common stock. As of September 13, 2006, there were 168,260,069 shares issued and outstanding. Our common stock is listed on the Nasdaq Global Select Market under the symbol “HAWK.”

Voting rights.  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Dividends, distributions and stock splits.  Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefore after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

Liquidation.  In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.  All shares of common stock outstanding are fully paid and nonassessable.

Other rights.  Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

Our board of directors has the authority to issue 5,000,000 shares of undesignated preferred stock. As of the date of this prospectus, no shares of preferred stock are outstanding. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Each series of preferred stock will have specific financial and other terms that we will describe in a prospectus supplement. Any or all of the rights of our preferred stock may be greater than the rights of our common stock.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

Our board of directors’ ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may affect adversely the rights of holders of our common stock or other series of preferred stock that may be outstanding. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. Management believes that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer may be issued in one or more series. Shares of preferred stock, when issued against full payment of the purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, may not be indicative of the price at which they may actually trade after their issuance. If necessary, the prospectus supplement may provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

A prospectus supplement may discuss some or all of the following features of the series of preferred stock to which it relates (and any additional terms not described below if applicable):

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	the voting rights, if any;

•	the listing of the preferred stock on any securities exchange;

•	the applicable registrar and transfer agent for the series of preferred stock;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Unless we state otherwise in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money.

Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated articles of incorporation so permits.

8% Cumulative Convertible Preferred Stock

Effective July 10, 2006, we redeemed all of our outstanding 8% cumulative convertible preferred stock. Currently, no shares of 8% cumulative convertible preferred stock are outstanding, and as a result of the redemption, the shares of 8% cumulative convertible preferred stock were deemed to be retired, and currently have the status of authorized and unissued shares of preferred stock, undesignated as to series, and are subject to later designation and issuance by us in accordance with our certificate of incorporation. As a result, as of the date of this prospectus, the authorized shares of our preferred stock, par value $0.001 per share, are undesignated as to series. We do not have any current plans to designate and issue shares of 8% cumulative convertible preferred stock in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred stock is American Stock Transfer & Trust Company, Inc. Its phone number is (800) 937-5449.

Warrants

We may issue warrants to purchase common stock or preferred stock. We may issue warrants independently or together with the common stock and/or preferred stock offered, which may be attached to or separate from these securities. We may issue warrants in such amounts or in as many distinct series as we wish. The warrants may be issued under warrant agreements as detailed in the prospectus supplement relating to the warrants being offered.

Specific Terms of the Warrants

The applicable prospectus supplement may describe some or all of the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered (and any additional terms not described below if applicable):

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount, and terms of the common stock and/or preferred stock purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the common stock and/or preferred stock purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the common stock and/or preferred stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in the case of warrants to purchase our common stock or preferred stock, any provisions for adjustment of the number or amount of shares of our common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Our certificate of incorporation, bylaws and the Delaware General Corporation Law (“DGCL”) contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law.  We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

•	after completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and bylaw provisions.  Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of one, two or three years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation and bylaws provide for a classified board of directors by dividing the board into three (3) classes, with no class having more than one director more than any other class. The stockholders of a Delaware corporation with a classified board of directors may remove a director only “for cause” unless the company’s certificate of incorporation provides otherwise. Our bylaws restrict the removal of a director except “for cause.”

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our historical consolidated ratio of earnings to combined fixed charges and preference dividends for the periods shown:

	Year Ended December 31,					Six Months Ended
	2001	2002	2003	2004	2005	June 30, 2006

Ratio of earnings to combined fixed charges and preference dividends	—(1)	—(2)	1.5	3.3	—(3)	3.8

(1)	Due to our loss in 2001, the ratio coverage was less than 1:1. Additional earnings of $12.9 million would have been necessary to achieve a coverage ratio of 1:1.

(2)	Due to our loss in 2002, the ratio coverage was less than 1:1. Additional earnings of $7.3 million would have been necessary to achieve a coverage ratio of 1:1.

(3)	Due to our loss in 2005, the ratio coverage was less than 1:1. Additional earnings of $26.4 million would have been necessary to achieve a coverage ratio of 1:1.

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preference dividends for the year ended December 31, 2005, and for the six months ended June 30, 2006, which are shown on a pro forma basis after giving effect to our issuance of the 2013 Notes and the application of the net proceeds to fund a portion of our payment of cash to KCS stockholders, our repayment of KCS debt and transaction expenses incurred in connection with our merger with KCS, our repurchase of our 2011 Notes and repayment in full of our second lien term facility described herein. The information in the following table has been derived from pro forma financial statements prepared in connection with our recent merger with KCS, which have been incorporated herein by reference to Exhibit 9.01 to our Form 8-K filed with the SEC on September 1, 2006:

	Year Ended	Six Months Ended
	December 31, 2005	June 30, 2006

Ratio of earnings to combined fixed charges and preference dividends	— (4)	3.8

(4)	Due to our loss in 2005, the ratio coverage was less than 1:1. Additional earnings of $31.6 million would have been necessary to achieve a coverage ratio of 1:1.

The ratio was computed by dividing earnings by combined fixed charges and preference dividends. For this purpose, “earnings” represent the aggregate of pre-tax income from continuing operations before reorganization items and cumulative effect of accounting change plus fixed charges excluding capitalized interest. “Fixed charges” include interest expensed, capitalized interest, amortization of debt issuance costs and the portion of non-capitalized rental expense deemed to be the equivalent of interest, and preference security dividend requirements of consolidated subsidiaries. “Preference security dividend” is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the common stock, preferred stock and warrants covered by this prospectus has been passed upon for us by Hinkle Elkouri Law Firm LLC, Wichita, Kansas.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Petrohawk Energy Corporation’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation) for the year ended December 31, 2003, appearing in Petrohawk Energy Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of KCS Energy, Inc. and subsidiaries appearing in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Petrohawk Energy Corporation referred to and incorporated by reference in this prospectus were based in part upon engineering reports prepared by Netherland, Sewell & Associates, Inc. (“Netherland Sewell”), independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

Certain estimates of proved oil and gas reserves for KCS Energy, Inc. referred to and incorporated by reference in this prospectus were based in part upon engineering reports prepared by KCS and audited by Netherland Sewell, independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed on September 15, 2006, with the SEC under the Securities Act. We refer you to this registration statement, for further information about us and our common stock offered hereby.

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and other information with the SEC (Commission File No. 000-25717). These filings contain important information that does not appear in this prospectus. For further information about Petrohawk, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. In addition, through our website, www.petrohawk.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is:

Petrohawk Energy Corporation
Attn: Investor Relations
1100 Louisiana, Suite 4400
Houston, Texas 77002
Phone (832) 204-2700
investors@petrohawk.com

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 or any current report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006, as amended on Form 10-K/A filed on April 28, 2006 (Commission File No. 000-25717);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006, and for the quarter ended June 30, 2006, filed on August 9, 2006 (Commission File No. 000-25717);

•	our Current Reports on Form 8-K filed on January 31, 2006, February 2, 2006, February 9, 2006, March 6, 2006, April 21, 2006, May 18, 2006, June 23, 2006, June 28, 2006, June 29, 2006, July 11, 2006, July 17, 2006, July 28, 2006, August 17, 2006, and September 1, 2006, and Current Reports on Form 8-K/A filed on January 5, 2006 and March 17, 2006 (Commission File No. 000-25717); and

•	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. (Commission File No. 000-25717).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document, or if a specific date is used with respect to any information, as of any date other than the specific date used.

You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through the SEC’s web site or at its facilities described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following address and telephone number:

Petrohawk Energy Corporation
Attn: Investor Relations
1100 Louisiana, Suite 4400
Houston, Texas 77002
Phone (832) 204-2700
investors@petrohawk.com

22,000,000 Shares

Common Stock

Prospectus Supplement
February  , 2009

Joint Book-Running Managers

Barclays Capital	Credit Suisse